EXHIBIT 99.3



                      [LOGO OF AMERICAN EXPRESS COMPANY]




                                     2003
                                 FIRST QUARTER
                              EARNINGS SUPPLEMENT







     THE ENCLOSED SUMMARY SHOULD BE READ IN CONJUNCTION WITH THE TEXT AND STATISTICAL TABLES INCLUDED IN AMERICAN EXPRESS COMPANY'S (THE "COMPANY" OR "AXP") FIRST QUARTER 2003 EARNINGS RELEASE.


     -------------------------------------------------------------------------
     THIS SUMMARY CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES AND SPEAK ONLY AS OF THE DATE ON WHICH THEY
     ARE MADE. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS, INCLUDING THE COMPANY'S FINANCIAL AND OTHER GOALS, ARE SET FORTH ON PAGE 17 HEREIN AND IN THE COMPANY'S 2002 10-K ANNUAL REPORT, AND OTHER REPORTS, ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.
     --------------------------------------------------------------------------

                           AMERICAN EXPRESS COMPANY
                              FIRST QUARTER 2003
                                  HIGHLIGHTS


o The Company achieved first quarter diluted EPS of $0.53, which increased 15% versus EPS of $0.46 last year. GAAP revenues increased 5%. For the trailing 12 months, ROE was 21%.

     - 1Q '02 included a net pre-tax benefit of $13MM ($8MM after-tax) reflecting adjustments to the 2001 aggregate restructuring charge reserve at TRS.

         -- Worldwide average spending per basic card in force increased 7% versus last year (up 5% adjusted for foreign exchange translation);

o     Compared with the first quarter of 2002:

     - Despite the economic downturn and war-related concerns, worldwide billed business increased 10% as relatively strong consumer and small business spending in the U.S. offset weak Corporate travel and entertainment business volumes. A comparatively weaker U.S. dollar benefited the reported growth rate by 3%.

     - TRS' worldwide lending balances on an owned basis of $22.0B increased 10%, while on a managed asset basis loans of $40.1B were up 12% (see discussion of "managed basis" on page 6);

     - Card credit quality continued to be well controlled and reserve coverage ratios remained strong;

     - Worldwide cards in force of 57.8MM increased 4%, up 2.2MM from last year and 500K during 1Q `03; and,

     - AEFA assets owned, managed and administered of $228B were down 10% vs. last year on asset depreciation and net asset outflows.

o     Additional items of note included:

     - Marketing and promotion costs at TRS increased 7% versus 1Q '02 as more proactive business building activities continued. Improved metric performance during the quarter reflects the benefits of this increased spending over recent quarters.

     - Lower funding costs continued to provide benefits, although to a lesser degree than in 2002's quarterly year-over-year comparisons.

     - AEFA's equity portfolio performance continued to compare well with relative industry results as, on an asset-weighted basis, 68% of equity assets in portfolios were above the median for the first quarter 2003.

     - The Company's reengineering initiatives are on track to deliver the additional $1B of benefits targeted for the year. To date, these initiatives continued to provide substantial year-over-year expense comparison benefits. Compared with 12/31/01, the net total employee count is down 8,870, or 11%.

     -   In April, as part of our ongoing funding activities, American
         Express Credit Corporation (Credco) and the Parent Company renegotiated their committed credit line facilities. Total available credit lines are $ 10.85B, including $2.0B allocated to the Parent Company and $8.5B allocated to Credco. Credco has the right to borrow up to a maximum amount of $10.5B, with a commensurate reduction in the amount available to the Parent Company. The remainder of the credit lines is allocated to American Express Centurion Bank. These facilities expire in increments from 2004 through 2007.

     - As previously announced, the Company began expensing options in 2003. The effect was not material.

                      AMERICAN EXPRESS COMPANY
                         FIRST QUARTER 2003
                         HIGHLIGHTS (CONT'D)



o American Express continued to invest in growth opportunities through expanded products and services. During the quarter, we:

     - Introduced Blue Cash from American Express, which combines the valuable benefits of Blue with the cash rebate feature of the existing American Express Cash Rebate card offering up to 5% cash back on purchases;

     - Launched the Gold Credit Card in Indonesia, and began issuing the Centurion Card in Japan;

     - Added a number of new partners to the U.S. Membership Rewards program, including The Home Depot(R), Cingular Wireless, Staples(R) and Toys"R"Us(R);

     - Began offering ID KeeperSM, the industry's first Smart Card application available on the Internet, on Blue from American Express, which "remembers" multiple web sites, online IDs and passwords; offers consumers easy, automated access and entry to favorite web sites; and provides a secure, convenient way to navigate and shop online;

     - Signed a network partnership agreement with Vietcombank to begin issuing the Vietcombank American Express Green and Gold Credit Cards for consumers in Vietnam;

     - Partnered with TD Bank Financial Group of Canada to become the exclusive provider of corporate cards and expense management services to TD's commercial and corporate banking clients;

     - Opened the Shanghai business travel center, CITS American Express Air Services Limited, the only travel management company in China to receive all the essential licenses to offer travel management services and issue both domestic and international air tickets in Beijing and Shanghai;

     -   Announced a multi-year strategic marketing alliance that makes OPEN:
         The Small Business Network the exclusive small business card advertiser on AOL for Small Business; and

     -   At AEFA:
         --   Launched two new Life Insurance Products:
              - American Express(R) Variable Universal Life IV, featuring an income tax-free death benefit guarantee to the age of 100, which can provide clients the certainty of insurance protection regardless of market conditions;
              - American Express(R) Life Protection Select, which offers a guaranteed lifetime death benefit that passes to the beneficiary income tax-free; and

         -- Added a High-Yield Savings Account to the offerings of the American Express ONE Financial Account, which combines investing, banking and the American Express card.

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2003 OVERVIEW
                                 CONSOLIDATED

(Preliminary)
                        CONDENSED STATEMENTS OF INCOME
                            (UNAUDITED, GAAP BASIS)

                                                                       Quarters Ended                    Percentage
(millions)                                                             March 31,                         Inc/(Dec)
                                                               --------------------------------      --------------------
                                                                    2003                  2002
                                                                    ----                  ----
Revenues:
     Discount revenue                                             $1,976                $1,845                 7%
     Interest and dividends, net                                     767                   758                 1
     Management and distribution fees                                520                   597               (13)
     Net card fees                                                   451                   423                 7
     Travel commissions and fees                                     340                   328                 4
     Cardmember lending net finance charge revenue                   458                   405                13
     Securitization income                                           486                   383                27
     Other                                                         1,025                 1,020                 1
                                                                   -----              --------
          Total revenues                                           6,023                 5,759                 5
                                                                   -----                 -----
Expenses:
     Human resources                                               1,490                 1,478                 1
     Provision for losses and benefits                             1,110                 1,159                (4)
     Marketing and promotion                                         364                   362                 1
     Interest                                                        230                   271               (15)
     Restructuring charges                                             -                  (13)                 -
     Other                                                         1,833                 1,644                11
                                                                   -----                 -----
          Total expenses                                           5,027                 4,901                 3
                                                                   -----                 -----
Pretax income                                                        996                   858                16
Income tax provision                                                 304                   240                26
                                                                   -----                 -----
Net income                                                         $ 692                 $ 618                12
                                                                   =====                 =====

EPS:
      Basic                                                        $0.53                 $0.47                13
                                                                   =====                 =====
      Diluted                                                      $0.53                 $0.46                15
                                                                   =====                 =====


o     Net income increased 12%.

     - 1Q '02 includes a net pre-tax benefit of $13MM ($8MM after-tax) related to an adjustment to the 2001 aggregate restructuring charge reserve at TRS.

o CONSOLIDATED REVENUES: Revenues increased 5% due to greater discount revenues, higher securitization income, increased lending finance charge revenue, larger interest and dividend revenues, and higher card fees. These items were partially offset by lower management and distribution fees. Consolidated revenue growth reflected 7% growth at TRS and an 11% increase at AEB, while AEFA revenues were down 2% versus last year.

     - On a foreign exchange adjusted basis, which adjusts last year's revenue to reflect the current year's translation rates in order to eliminate foreign currency fluctuations from the comparison, consolidated revenues rose approximately 2% versus last year.

o CONSOLIDATED EXPENSES: Expenses were up 3%, reflecting higher other operating expenses, greater human resource costs and increased marketing costs. These increases were partially offset by lower charge card funding costs, reduced provision costs and the benefits of reengineering activities and expense control initiatives. Consolidated expenses reflected increases versus last year of 3% at TRS, 4% at AEFA and 6% at AEB.

     - On a foreign exchange adjusted basis, which adjusts last year's expenses to reflect the current year's translation rates in order to eliminate foreign currency fluctuations from the comparison, consolidated expenses were approximately flat versus last year.

o     The pretax margin was 16.5% in 1Q '03 versus 15.3% in 4Q '02 and 14.9%
      in 1Q `02

o The effective tax rate was 31% in 1Q '03 compared with 28% in 4Q '02 and 1Q '02.

o As of March 31, 2003, the company incurred total expenditures of approximately $225MM related to the September 11th terrorist attacks that are expected to be substantially covered by insurance and, consequently, did not impact results.

                           AMERICAN EXPRESS COMPANY
                          FIRST QUARTER 2003 OVERVIEW
                             CONSOLIDATED (CONT'D)


o SHARE REPURCHASES: The share repurchase program resumed in June 2002, after being suspended at the end of 2Q '01. During 1Q '03, in addition to "open market" repurchases, the company elected to prepay $200MM of the aggregate amount outstanding under its third-party purchase agreements in lieu of "open market" share repurchases. These prepayments have essentially the same impact as "open market" share repurchases. In total, 12.8MM shares were repurchased during 1Q '03, 6.9MM through "open market" activity and 5.9MM through the prepayment.

      - Since the inception of repurchase programs in September 1994, 403MM shares have been acquired under Board authorizations to repurchase up to 570MM shares, including purchases made under the agreements with third parties.

                                                                                        Millions of Shares
                                                                         --------------------------------------------------
     -    AVERAGE SHARES:                                                    1Q '03           4Q '02            1Q '02
                                                                             ------           ------            ------
           Basic                                                              1,297            1,309             1,325
                                                                             ======            =====             =====
           Diluted                                                            1,305            1,317             1,335
                                                                             ======            =====             =====

     -    ACTUAL SHARES:
           Shares outstanding - beginning of period                           1,305            1,325             1,331
           Repurchase of common shares                                           (7)               -                 -
           Prepayments - 3rd party share purchase agreements                     (6)             (17)                -
           Net settlements -3rd party share purchase agreements                   1               (5)               (4)
           Employee benefit plans, compensation and other                         5*               2                 2
                                                                             ------           ------             -----
           Shares outstanding - end of period                                 1,298            1,305             1,329
                                                                             ======           ======             =====

        *The increased number of shares issued during 1Q'03 reflects revisions to the Company's compensation strategy which resulted in a reduced level of options granted to senior level management and, in lieu of options, granted restricted stock awards (that are reflected in these amounts) to mid-and-lower level managers.

o SUPPLEMENTAL INFORMATION - MANAGED NET REVENUES: The following supplemental revenue information is presented on the basis used by management to evaluate operations. It differs in two respects from the GAAP basis revenues, which are prepared in accordance with accounting principles generally accepted in the United States (GAAP). First, revenues are presented as if there had been no asset securitizations at Travel Related Services (TRS). This format is generally termed on a "managed basis", as further discussed in the TRS section of this Earnings Supplement. Second, revenues are considered net of American Express Financial Advisors' (AEFA) provisions for losses and benefits for annuities, insurance and investment certificate products, which are essentially spread businesses, as further discussed in the AEFA section of this Earnings Supplement. A reconciliation of consolidated revenues from a GAAP to net managed basis is as follows:

   (millions)
                                                                    Percentage
                                           1Q `03          1Q `02   (INC/(DEC)
                                          -------          ------   ----------
   GAAP revenues                          $ 6,023          $5,759           5%
      Effect of TRS securitizations           264             253
      Effect of AEFA provisions              (506)           (470)
                                          -------          ------
   Net managed revenues                   $ 5,781          $5,542           4%
                                          =======          ======

- Consolidated net revenues on a managed basis increased 4% versus last year, due to greater discount revenues, higher cardmember loan balances, larger interest and dividend revenues, and higher card fees. These items were partially offset by lower management and distribution fees.

                              CORPORATE AND OTHER


o     The net expense was $44MM in 1Q '03, 4Q '02 and 1Q `02.

      - 1Q '02 included a $46MM ($39MM after-tax) Lehman Brothers preferred dividend based on its earnings. This dividend, which was offset by business building initiatives, related to a security that matured in May '02.

                       AMERICAN EXPRESS COMPANY
                     FIRST QUARTER 2003 OVERVIEW
                       TRAVEL RELATED SERVICES

(Preliminary)
                         STATEMENTS OF INCOME
                        (UNAUDITED, GAAP BASIS)

                                                                        Quarters Ended                       Percentage
(millions)                                                                 March 31,                         Inc/(Dec)
                                                            ---------------------------------------      -------------------
                                                                      2003                    2002
                                                                      ----                    ----
Net revenues:
     Discount revenue                                               $1,976                  $1,845                7%
     Net card fees                                                     451                     423                7
     Lending:
       Finance charge revenue                                          587                     532               10
       Interest expense                                                129                     127                2
                                                                     -----                   -----
         Net finance charge revenue                                    458                     405               13
     Travel commissions and fees                                       340                     328                4
     TC investment income                                               92                      90                2
     Securitization income                                             486                     383               27
     Other revenues                                                    683                     725               (6)
                                                                     -----                   -----
         Total net revenues                                          4,486                   4,199                7
                                                                     -----                   -----
Expenses:
     Marketing and promotion                                           350                     326                7
     Provision for losses and claims:
       Charge card                                                     208                     252              (17)
       Lending                                                         331                     346               (4)
       Other                                                            31                      48              (37)
                                                                     -----                   -----
         Total                                                         570                     646              (12)
                                                                     -----                   -----
     Charge card interest expense                                      209                     244              (15)
     Human resources                                                   916                     901                2
     Other operating expenses                                        1,583                   1,429               11
     Restructuring charges                                               -                    (13)                -
                                                                     -----                   -----
         Total expenses                                              3,628                   3,533                3
                                                                     -----                   -----
Pretax income                                                          858                     666               29
Income tax provision                                                   274                     199               38
                                                                     -----                   -----
Net income                                                            $584                    $467               25
                                                                     =====                   =====

o     Net income increased 25%.
     - 1Q '02 includes a net pre-tax benefit of $13MM ($8MM after-tax) reflecting adjustments to 2001's aggregate restructuring reserve.

o The pretax margin was 19.1% in 1Q `03 versus 17.0% in 4Q `02 and 15.9% in 1Q '02.

o The effective tax rate rose to 32% in 1Q '03 from 31% in 4Q '02 and 30% in 1Q '02, principally due to a relatively lower Travelers Cheque income contribution.

o IMPACT OF SECURITIZATIONS: During 1Q '03 and 1Q '02, TRS recognized pre-tax gains of $43MM ($28MM after-tax) and $42MM ($27MM after-tax), respectively, related to the securitization of $0.9B of U.S. lending receivables in each period. The average balance of Cardmember lending securitizations was $17.6B in 1Q '03 versus $15.4B in 1Q '02.

     - SECURITIZATION INCOME increased 27% in 1Q '03 as a result of a higher average balance of Cardmember lending securitizations and improved spreads on this portfolio.
         -- Securitization income represents revenue associated with retained and subordinated interests in securitized loans, servicing income from loans sold and gains recorded at the time of securitization.
     - NET FINANCE CHARGE REVENUE increased 13%, reflecting an increase in the average balance of the owned portfolio for the period.
     - OTHER REVENUES decreased 6% as a result of significantly lower interest income on investment and liquidity pools held within card funding vehicles, partially offset by larger insurance premiums.
     - THE LENDING PROVISION declined 4% reflecting strong credit quality in the lending portfolio.
     - The above GAAP basis items relating to net finance charge revenue, other revenues and lending provision reflect the owned portfolio only. "Owned basis" credit quality statistics are available in the First Quarter 2003 Earnings Release on the TRS Selected Statistical Information page.

                       AMERICAN EXPRESS COMPANY
                     FIRST QUARTER 2003 OVERVIEW
                   TRAVEL RELATED SERVICES (CONT'D)

SUPPLEMENTAL INFORMATION - MANAGED BASIS: The following supplemental table includes information on both a GAAP basis and a "managed" basis. The managed basis presentation assumes there have been no securitization transactions, i.e., all securitized Cardmember loans and related income effects are reflected in the Company's balance sheet and income statement, respectively.

The Company presents TRS information on a managed basis because that is the way the Company's management views and manages the business. Management believes that a full picture of trends in the Company's Cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized Cardmember loans. Asset securitization is just one of several ways for the Company to fund Cardmember loans.

Use of a managed basis presentation, including non-securitized and securitized Cardmember loans, presents a more accurate picture of the key dynamics of the Cardmember lending business, avoiding distortions due to the mix of funding sources at any particular point in time. For example, irrespective of the mix, it is important for management and investors to see metrics, such as changes in delinquencies and write-off rates, for the entire Cardmember lending portfolio because it is more representative of the economics of the aggregate Cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of Cardmember loans and related revenue and changes in market share, which are all significant metrics in evaluating the Company's performance and which can only be properly assessed when all non-securitized and securitized Cardmember loans are viewed together on a managed basis.

The following table compares and reconciles the GAAP basis TRS income statements to the managed basis information, where different.

                                                                                       Effect of Securitizations (unaudited)
                                                                             -------------------------------------------------------
(preliminary, millions)
                                            GAAP Basis (unaudited)           Securitization
                                                                             Effect                            Managed Basis
-------------------------------------------------------------------------    -------------------------------------------------------
                                                             Percentage                                                   Percentage
Quarters Ended March 31,                   2003       2002   Inc/(Dec)         2003      2002         2003      2002      Inc/(Dec)
                                      -----------------------------------    -------------------    --------------------------------
Net revenues:
  Discount revenue                       $1,976     $1,845        7%
  Net card fees                             451        423        7
  Lending:
    Finance charge revenue                  587        532       10            $583      $567       $1,170    $1,099           7%
    Interest expense                        129        127        2              64        80          193       207          (7)
-------------------------------------------------------------------------    -------------------------------------------------------
      Net finance charge revenue            458        405       13             519       487          977       892          10
  Travel commissions and fees               340        328        4
  TC investment income                       92         90        2
  Securitization income                     486        383       27            (486)     (383)           -         -           -
  Other revenues                            683        725       (6)            231       149          914       874           5
-------------------------------------------------------------------------    -------------------------------------------------------
        Total net revenues                4,486      4,199        7             264       253        4,750     4,452           7
-------------------------------------------------------------------------    -------------------------------------------------------
Expenses:
  Marketing and promotion                   350        326        7             (26)      (25)         324       301           8
  Provision for losses and claims:
    Charge card                             208        252      (17)
    Lending                                 331        346       (4)            307       298          638       644          (1)
    Other                                    31         48      (37)
-------------------------------------------------------------------------    -------------------------------------------------------
      Total                                 570        646      (12)            307       298          877       944          (7)
  Charge card interest expense              209        244      (15)              -        (3)         209       241         (14)
  Human resources                           916        901        2
  Other operating expenses                1,583      1,429       11             (17)      (17)       1,566     1,412          11
  Restructuring charges                       -        (13)       -
-------------------------------------------------------------------------    -------------------------------------------------------
        Total expenses                    3,628      3,533        3            $264      $253       $3,892    $3,786           3
-------------------------------------------------------------------------    -------------------------------------------------------
Pretax income                               858        666       29
Income tax provision                        274        199       38
-------------------------------------------------------------------------
Net income                                 $584       $467       25
-------------------------------------------------------------------------

The following discussion addresses results on a managed basis.

o Managed basis net revenue rose 7% from higher Cardmember spending, increased cards in force, larger lending balances and greater travel commissions and fees.

o The 3% higher managed basis expenses reflect greater marketing and promotion costs, higher human resource expenses and increased operating expenses, partially offset by lower interest costs, reduced provisions for losses and cost control initiatives.

                       AMERICAN EXPRESS COMPANY
                     FIRST QUARTER 2003 OVERVIEW
                   TRAVEL RELATED SERVICES (CONT'D)


o DISCOUNT REVENUE: A 10% increase in billed business and a lower discount rate yielded a 7% increase in discount revenue.

      - The average discount rate was 2.60% in 1Q `03 versus 2.62% in 4Q `02 and 2.66% in 1Q `02. The decline primarily reflects the cumulative impact of stronger than average growth in the lower rate retail and other "everyday spend" merchant categories (e.g., supermarkets, discounters, etc.).
        -- We believe the AXP value proposition is strong. However, as indicated in prior quarters, continued changes in the mix of business, volume related pricing discounts and selective repricing initiatives will probably continue to result in some rate erosion over time.

                                                                            Quarters Ended                   Percentage
                                                                               March 31,                      Inc/(Dec)
                                                                   ----------------------------------      ----------------
                                                                           2003               2002
                                                                           ----               ----
      Card billed business (billions):
           United States                                                  $58.9              $54.3                8%
           Outside the United States                                       19.9               17.3               15
                                                                          -----              -----
           Total                                                          $78.8              $71.6               10
                                                                          =====              =====

      Cards in force (millions):
           United States                                                   35.4               34.8                2
           Outside the United States                                       22.4               20.8                8
                                                                          -----              -----
           Total                                                           57.8               55.6                4
                                                                          =====              =====

      Basic cards in force (millions):
           United States                                                   27.1               26.9                1
           Outside the United States                                       18.5               15.8                8(b)
                                                                          -----              -----
           Total                                                           45.6               42.7                4(b)
                                                                          =====              =====

      Spending per basic card in force (dollars) (a):
           United States                                                 $2,177             $2,019                8
           Outside the United States                                     $1,308             $1,354                8(b)
           Total                                                         $1,894             $1,825                7(b)

        (a) Proprietary card activity only.
        (b) At September 30, 2002, 1.5MM of Canadian lending cards previously classified as "supplemental cards" were included in basic cards in force, as they were issued under a stand-alone offer. The impact on 1Q '02 reported results would be to increase basic cards in force outside the U.S. to 17.1MM and decrease spending per basic card in force worldwide to $1,766 and outside the U.S. to $1,215. The reported growth rates are calculated assuming the additional cards were included in both periods.

     - BILLED BUSINESS: The 10% increase in billed business resulted from 4% growth in cards in force and a 7% increase in spending per basic cardmember worldwide.
         -- Worldwide billed business increased 13% in January, 10% in February and 7% in March.
         -- U.S. billed business was up 8% reflecting growth of 10% within the consumer card business, on 12% higher transaction volume, an 11% increase in small business services and a 1% increase in Corporate Services volume.
            - Spending per basic card in force increased 8% reflecting the growth in each customer segment.
         -- Excluding the impact of foreign exchange translation:
            -  Worldwide billed business rose 7%.
            - Total billed business outside the U.S. was up 3% reflecting low double-digit improvement in Canada, mid single-digit growth in Asia, and a slight increase in Europe, partially offset by a mid single-digit decline in Latin America. On a monthly basis, total billed business outside the U.S.
               increased 6% in January, 3% in February and 1% in March.
            - Spending per proprietary basic card in force outside the U.S. fell 3%.
         -- Network partnership and Purchasing Card volumes sustained their relatively stronger growth performance during the quarter.
         -- U.S. non-T&E related volume categories (which represented approximately 63% of 1Q `03 U.S. billed business) grew 13%, while T&E volumes were flat, reflecting further weakening in the T&E environment during the quarter. U.S. non-T&E related volumes were up 15% in January, 13% in February and 12% in March, while T&E related volumes were up 5% in January, flat in February and down 4% in March.
         -- Airline related volume, which represented approximately 13% of total U.S. volumes during the quarter, rose 2% in January, and declined 4% in February and 13% in March, respectively.
              Worldwide airline volumes for the quarter were down 1% on 5% growth in transaction volume and a 6% decrease in the average airline charge.

                       AMERICAN EXPRESS COMPANY
                     FIRST QUARTER 2003 OVERVIEW
                   TRAVEL RELATED SERVICES (CONT'D)


o     DISCOUNT REVENUE (CONT'D):

     - CARDS IN FORCE worldwide rose 4% versus last year.
       -- U.S. cards in force rose 300K during the quarter as the benefits of stepped up acquisition spending within the consumer and small business segments offset continued declines in corporate cards in force resulting from workforce reductions.
       -- Outside the United States, 200K cards in force were added during the quarter on proprietary card growth.

o NET CARD FEES: Rose 7% due to higher cards in force and a shift in the mix of products. The average fee per proprietary card in force was $35 in 1Q '03, $34 in 4Q '02 and $33 in 1Q `02.

o NET FINANCE CHARGE REVENUE: Rose 10% on 11% growth in average worldwide lending balances.

      - The yield on the U.S. portfolio was 9.4% in 1Q `03 versus 9.8% in 4Q '02 and 9.6% in 1Q '02. The decrease versus last year and last quarter reflects an increase in the proportion of the portfolio on introductory rates and the evolving mix of products toward more lower-rate offerings, partially offset by lower funding costs.

o TRAVEL COMMISSIONS AND FEES: Increased 4% on a 1% decline in travel sales reflecting the effects of the weak travel environment. The revenue earned per dollar of sales was up versus last year, but down versus 4Q `02 (9.3% in 1Q `03 versus 9.6% in 4Q `02 and 8.8% in 1Q `02) due to variances in the mix of activities. Travel sales increased 2% in January, was flat in February, and declined 5% in March.

o TC INVESTMENT INCOME: Was up 2% on higher average investments, partially offset by a decline in the pretax yield. TC sales fell 10% in the quarter on weaker travel activity.

o OTHER REVENUES: Increased 5% as higher card commissions and assessments and larger insurance premiums were partially offset by significantly lower interest income on investment and liquidity pools held within card funding vehicles.

o MARKETING AND PROMOTION EXPENSES: Increased 8% on the continuation of the brand advertising activities, the new Blue campaign, more loyalty marketing and a step-up in selected card acquisition activities.

o OTHER PROVISIONS FOR LOSSES AND CLAIMS: Declined 37% reflecting last year's reserve additions related to credit exposures to travel industry service establishments.

o CHARGE CARD INTEREST EXPENSE: Was down 14% due to a lower effective cost of funds.

o HUMAN RESOURCE EXPENSES: Increased 2% versus last year as a lower number of employees, resulting from reengineering activities, including our technology and service-related outsourcing activities, was offset by merit increases, higher employee benefits and increased management incentive costs.

      - The employee count at 3/03 of 63,900 was down approximately 8,000 or 11%, versus 12/31/01.

o OTHER OPERATING EXPENSES: Increased 11% on higher costs related to Cardmember loyalty programs, as well as the transfer of costs from human resources resulting from outsourcing. These increases were partially offset by reengineering initiatives and cost containment efforts.

                       AMERICAN EXPRESS COMPANY
                     FIRST QUARTER 2003 OVERVIEW
                   TRAVEL RELATED SERVICES (CONT'D)


o     CREDIT QUALITY:

      -  Overall credit quality improved during the quarter.

      - The provision for losses on charge card products decreased 17% on improved past due and loss levels.

      - The lending provision for losses was 1% below last year despite growth in outstanding loans and increased reserve coverage levels due to exceptionally well-controlled credit.

      - Reserve coverage ratios, which are well in excess of 100% of past due balances, remained strong.

      -  WORLDWIDE CHARGE CARD: *

         -- The write-off rate decreased from last year and last quarter to a record quarterly low. The past due rate improved versus last year and, consistent with seasonal factors, increased versus last quarter.

                                                                               3/03            12/02             3/02
                                                                         --------------     ------------    -------------
             Loss ratio, net of recoveries                                       0.28%         0.32%               0.39%
             90 days past due as a % of receivables                               2.4%          2.2%                3.1%

         -- Reserve coverage remained strong.

                                                                               3/03            12/02             3/02
                                                                         --------------    -------------    -------------
             Reserves (MM)                                                       $923          $930              $1,031
             % of receivables                                                     3.8%          3.5%                4.3%
             % of 90-day past due accounts                                        159%          162%                138%

      -  U.S. LENDING: **

         -- The write-off rate and past due levels were flat with last quarter, but improved versus last year.

                                                                               3/03            12/02             3/02
                                                                         -------------     -------------    --------------
             Write-off rate, net of recoveries                                   5.5%           5.5%                6.5%
             30 days past due as a % of loans                                    3.1%           3.1%                3.4%

         -- Despite the strong credit indicators, reserve levels and coverage ratios were strengthened in light of continued uncertainty within the economic environment.

                                                                               3/03            12/02               3/02
                                                                         -------------    --------------    --------------
           Reserves (MM)                                                      $1,347         $1,297              $1,144
           % of total loans                                                      3.9%           3.8%                3.7%
           % of 30 day past due accounts                                         127%           120%                107%

* There are no off-balance sheet Charge Card securitizations. Therefore, "Owned basis" and "Managed basis" credit quality statistics for the Charge Card portfolio are the same.

** As previously described, this information is presented on a "Managed basis". "Owned basis" credit quality statistics are available in the First Quarter 2003 Earnings Release on the Selected Statistical Information page. Credit trends are generally consistent under both reporting methods.

                       AMERICAN EXPRESS COMPANY
                     FIRST QUARTER 2003 OVERVIEW
                 AMERICAN EXPRESS FINANCIAL ADVISORS


(Preliminary)           STATEMENTS OF INCOME
                       (UNAUDITED, GAAP BASIS)
(millions)

                                                                           Quarters Ended                  Percentage
                                                                           March 31,                       Inc/(Dec)
                                                                   -------------------------------      -------------------
                                                                      2003                 2002
                                                                      ----                 ----
Revenues:
     Investment income                                                $558                 $529                5%
     Management and distribution fees                                  522                  597              (13)
     Other revenues                                                    331                  308                8
                                                                   -------              -------
           Total revenues                                            1,411                1,434               (2)
                                                                   -------              -------
Expenses:
     Provision for losses and benefits:
        Annuities                                                      273                  247               10
        Insurance                                                      192                  171               12
        Investment certificates                                         41                   52              (21)
                                                                   -------              -------
           Total                                                       506                  470                8
                                                                   -------              -------
     Human resources                                                   479                  499               (4)
     Other operating expenses                                          248                  213               17
                                                                   -------              -------
           Total expenses                                            1,233                1,182                4
                                                                   -------              -------
Pretax income                                                          178                  252              (30)
Income tax provision                                                    45                   70              (37)
                                                                   -------              -------
Net income                                                            $133                 $182              (27)
                                                                   =======              =======

o Net income decreased 27% on the continuation of the weak market environment.

o     Total revenues decreased 2% due to:
     - Reduced management fees from lower average managed asset levels; partially offset by
     - Higher investment income; and
     - Higher insurance premiums.

o The pretax margin was 12.6% in 1Q '03, 14.3% in 4Q '02 and 17.6% in 1Q '02.

o The effective tax rate declined to 25.0% in 1Q '03, from 25.9% in 4Q '02, and 27.9% in 1Q '02 on a relatively higher benefit from tax-advantaged investments.

o SUPPLEMENTAL INFORMATION - NET REVENUES: In the following table, the Company presents AEFA's aggregate revenues on a basis that is net of provisions for losses and benefits because the Company manages the AEFA business and evaluates its financial performance, where appropriate, in terms of the "spread" on its products. An important part of AEFA's business is margin related, particularly the insurance, annuity and certificate businesses.

      One of the gross margin drivers for the AEFA business is the return on invested cash, primarily generated by sales of insurance, annuity and investment certificates, less provisions for losses and benefits on these products. These investments tend to be interest rate sensitive. Thus, GAAP revenues tend to be higher in periods of rising interest rates, and lower in times of decreasing interest rates. The same relationship is true of provisions for losses and benefits, only it is more accentuated period-to-period because rates credited to customers' accounts generally reset at shorter intervals than the yield on underlying investments. The Company presents this portion of the AEFA business on a net basis to eliminate potentially less informative comparisons of period-to-period changes in revenue and provisions for losses and benefits in light of the impact of these changes in interest rates.

                       AMERICAN EXPRESS COMPANY
                     FIRST QUARTER 2003 OVERVIEW
             AMERICAN EXPRESS FINANCIAL ADVISORS (CONT'D)

                                                                      Quarter ended                      Percentage
     (millions)                                                         March 31,                        Inc/(Dec)
                                                            ----------------------------------         ---------------
                                                                  2003                  2002
                                                                  ----                  ----
     Total GAAP Revenues                                        $1,411                $1,434                 (2)%
     Less: Provision for losses and benefits:
                    Annuities                                      273                   247
                    Insurance                                      192                   171
                    Investment certificates                         41                    52
                                                                ------                ------
                         Total                                     506                   470
                                                                ------                ------
     Net Revenues                                                 $905                 $ 964                 (6)%
                                                                ======                ======

     - On a net revenue basis, the pretax margin was 19.7% in 1Q '03, 22.8% in 4Q '02, and 26.2% in 1Q '02.

o     ASSETS OWNED, MANAGED AND ADMINISTERED:

                                                                                                         Percentage
     (billions)                                                          March 31,                       Inc/(Dec)
                                                            ----------------------------------         ---------------
                                                                  2003                  2002
                                                                  ----                  ----
     Assets owned (excluding separate accounts)                  $51.5                 $42.8                  21%
     Separate account assets                                      21.3                  27.2                 (22)
     Assets managed                                              121.3                 147.8                 (18)
     Assets administered                                          34.0                  36.4                  (7)
                                                                ------                ------
            Total                                               $228.1                $254.2                 (10)
                                                                ======                ======

o     ASSET QUALITY:

     - Overall, credit quality reflected improving default rates compared to last year, but a higher perceived risk level related to certain credit exposures, the most significant portion of which were related to the airline industry.
     - Non-performing assets relative to invested assets (excluding short-term cash positions) were 0.1% and were 454% covered by reserves, including those related to the impairment of securities.
     - High-yield investments totaled $1.8B, or 5% of the total investment portfolio, at 3/31/03, versus 6% at 12/31/02, and 5% at 3/31/02.
         Going forward, AEFA continues to target a level of approximately 7%.
     - The SFAS No. 115 related mark-to-market adjustment on the portfolio (reported in assets pretax) was appreciation of $1.1B at 3/03 and at 12/02, and depreciation of ($54MM) at 3/02.

o     INVESTMENT INCOME:

     - Investment income increased 5% as higher invested assets more than offset a lower average yield. In 1Q '03, $182MM of investment impairments and losses, the most significant portion of which were airline-related exposures, were more than offset by $187MM of investment gains, primarily from the sales of mortgage-backed securities where where AEFA repositioned its portfolio to improve its prepayment risk profile.
     - Average invested assets of $42.0B (excluding unrealized appreciation/depreciation) rose 19% versus $35.4B in 1Q '02 reflecting strong client interest in the underlying fixed rate products over the past year.
     - The average yield on invested assets declined to 5.2% versus 6.3% in 1Q '02, reflecting a higher level of short-term holdings during 1Q '03 and lower new investment yields.
     - Spreads within the insurance and annuity products were down versus last year and last quarter, as portfolio yields have declined further than contract crediting rates, some of which have reached the minimum guaranteed rates contracted. Certificate spreads were up versus last year and last quarter.

                       AMERICAN EXPRESS COMPANY
                     FIRST QUARTER 2003 OVERVIEW
             AMERICAN EXPRESS FINANCIAL ADVISORS (CONT'D)


o MANAGEMENT AND DISTRIBUTION FEES: The decrease of 13% was primarily due to lower average assets under management, reflecting the negative impact of weak equity market conditions and net outflows within both institutional and retail activities. Distribution fees also declined as the impact of substantially lower mutual fund sales was partially offset by higher fees from variable annuity and variable life products, as well as greater limited partnership product sales.

     -  ASSETS MANAGED:

                                                                                                             Percentage
       (billions)                                                                March 31,                   Inc/(Dec)
                                                                       -------------------------------    -----------------
                                                                               2003              2002
                                                                               ----              ----
       Assets managed for individuals                                         $79.9             $98.6             (19)%
       Assets managed for institutions                                         41.4              49.2             (16)
       Separate account assets                                                 21.3              27.2             (22)
                                                                             ------            ------
              Total                                                          $142.6            $175.0             (19)
                                                                             ======            ======

        -- The decline in managed assets since 3/02 resulted from $23.2B of market depreciation, reflecting in part the 26% decline in the S&P 500 during the year, and $9.2B of net outflows.
        -- The $3.3B decrease in managed assets during 1Q '03 resulted from market depreciation of $1.6B and net outflows of $1.7B.

o        PRODUCT SALES:

     - Total gross cash sales from all products were down 7% versus 1Q '02. Branded advisor-generated sales decreased 11% on a cash basis, and declined 5% on the internally used "gross dealer concession" basis, which weights the sales of products to reflect their individual profitability dynamics.
     - Mutual fund sales decreased 22% as both proprietary and non-proprietary sales declined substantially. A significant portion of nonproprietary sales continued to occur in "wrap" accounts. Within proprietary funds:
         -- Sales of bond, equity and money market funds declined.
         -- Redemption rates continued to compare favorably with industry levels.
     - Annuity sales rose 42% on strong growth in both fixed and variable annuity sales.
     - Sales of insurance products fell 12% reflecting lower sales of life products, partially offset by higher property-casualty sales, in part due to sales through Costco.
     - Certificate sales increased 66% reflecting both greater advisor sales and sales of certificates sold to clients outside the U.S. through the joint venture between AEFA and AEB.
     - Institutional sales decreased 43%, reflecting lower new account sales, partially offset by higher contributions.
     - Other sales increased 64% due to increased contributions in the 401(k) business and strong limited partnership activities.
     - Advisor product sales generated through financial planning and advice services were 76% of total sales in 1Q '03 versus 74% in 4Q '02 and 73% in 1Q '02.

o OTHER REVENUES: Were up 8% on particularly strong property-casualty and higher life insurance-related revenues.

      - Financial planning and advice services fees of $32MM increased 7% versus 1Q '02.

o PROVISIONS FOR LOSSES AND BENEFITS: Annuity product provisions increased 10% due to a higher inforce level and increased costs of $6MM related to guaranteed minimum death benefits, partially offset by lower crediting rates. Insurance provisions increased 12% as higher inforce levels and higher claims were partially offset by lower crediting rates. Certificate provisions decreased 21% from significantly lower crediting rates, partially offset by higher average reserves.

                       AMERICAN EXPRESS COMPANY
                     FIRST QUARTER 2003 OVERVIEW
             AMERICAN EXPRESS FINANCIAL ADVISORS (CONT'D)


o HUMAN RESOURCES: Expenses declined 4% reflecting lower field force compensation-related costs, the benefits of reengineering and cost containment initiatives within the home office, where the average number of employees were down 8%, and the impact of technology and service-related outsourcing which transferred costs to other operating expenses. This improvement was partially offset by merit increases, higher employee benefits and management incentive costs.

      - TOTAL ADVISOR FORCE: 11,606 at 3/03; up 104 advisors, or 1%, versus 3/02 and down 83 advisors versus 12/02.
       --   The decrease in advisors versus 12/02 reflects seasonal factors, in addition to higher termination rates due to the continuing weak environment.
       --   We expect to continue to carefully manage new advisor additions until the environment turns more positive, to ensure overall field force costs are appropriately controlled and overall field force productivity is maximized.
       --   Veteran advisor retention rates remain strong.
       --   Total production and advisor productivity were down versus last year.
       --   The total number of retail clients increased 2%, client
            acquisitions were lower and accounts per client were flat. Client retention exceeded 94%.

o OTHER OPERATING EXPENSES: Increased 17% versus last year and was slightly lower versus 4Q '02. The increase from last year reflects higher expenses resulting from fewer capitalized costs due to the ongoing impact of the comprehensive review of DAC-related practices discussed in 3Q '02, outsourcing, which transferred costs from human resources, and a higher minority interest expense related to premium deposits (the joint venture with AEB).

                       AMERICAN EXPRESS COMPANY
                     FIRST QUARTER 2003 OVERVIEW
                        AMERICAN EXPRESS BANK

(Preliminary)            STATEMENTS OF INCOME
                             (UNAUDITED)

(millions)                                                         Quarters Ended                        Percentage
                                                                      March 31,                          Inc/(Dec)
                                                          -----------------------------------      ----------------------
                                                               2003                2002
                                                               ----                ----
Net revenues:
    Interest income                                            $149                $143                          5%
    Interest expense                                             60                  58                          4
                                                              -----               -----
       Net interest income                                       89                  85                          5
    Commissions and fees                                         55                  50                          9
    Foreign exchange income & other revenues                     53                  43                         24
                                                              -----               -----
       Total net revenues                                       197                 178                         11
                                                              -----               -----
Expenses:
    Human resources                                              61                  55                          9
    Other operating expenses                                     73                  62                         18
    Provision for losses                                         34                  41                        (17)
                                                              -----               -----
       Total expenses                                           168                 158                          6
                                                              -----               -----
Pretax income                                                    29                  20                         51
Income tax provision                                             10                   7                         43
                                                              -----               -----
Net income                                                      $19                 $13                         55
                                                              =====               =====

o Net income increased 55% as higher revenue and a lower provision for losses offset higher expenses.

o     Net revenues grew 11%.
     - Net interest income rose 5% primarily due to lower funding costs and higher business volumes.
     - Commissions and fees were up 9% due to higher fees in the Financial Institutions Group and Private Banking, partially offset by reduced Corporate banking activities.
     - Foreign exchange income & other revenues increased 24% on higher foreign currency-related trading revenue, higher client activity in Private Banking and greater revenue from lower funding costs within premium deposits (the joint venture with AEFA).

o Human resource and other operating expenses combined were up 14% reflecting a higher employee level, due to the 2002 purchase of the remaining 50% of AEB's Brazil joint venture, greater technology costs, merit increases, and higher employee benefits and management incentive costs.

o The provision for losses decreased as bankruptcy related write-offs in the consumer lending portfolio in Hong Kong stabilized, although they remain high relative to historical levels.

o     AEB remained "well-capitalized".

                                       3/03              12/02              3/02            Well-Capitalized
                                  ----------------    -------------     --------------    ---------------------
     Tier 1                            10.8%             10.9%              10.7%                 6.0%
     Total                             11.0%             11.4%              11.0%                10.0%
     Leverage Ratio                     5.5%              5.3%               5.2%                 5.0%

                       AMERICAN EXPRESS COMPANY
                     FIRST QUARTER 2003 OVERVIEW
                    AMERICAN EXPRESS BANK (CONT'D)

o     EXPOSURES
     - AEB's loans outstanding were $5.7B at 3/03 versus $5.3B at 3/02 and $5.6B at 12/02. Activity since 3/02 included a $200MM net decrease in corporate banking and other loans (including an $80MM increase in loans from the purchase of the remaining 50% of AEB's Brazil joint venture), a $400MM increase in financial institution loans and a $200MM increase in consumer and private banking loans. Consumer and private banking loans comprised 65% of total loans at 3/03, and 66% at 12/02 and 3/02; corporate banking and other loans comprised 8% of total loans at 3/03, 9% at 12/02, and 13% at 3/02; and financial institution loans comprised 27% of total loans at 3/03, 25% at 12/02, and 21% at 3/02.

     - In addition to the loan portfolio, there are other banking activities, such as forward contracts, various contingencies and market placements, which added approximately $7.6B to the credit exposures at 3/03, $8.0B at 12/02 and $7.3B at 3/02. Of the $7.6B of additional exposures at 3/03, $5.5B were relatively less risky cash and securities related balances.

       ($ in billions)                                                          3/31/03
                                                  --------------------------------------------------------------------

                                                                                 Net
                                                                              Guarantees                                  12/31/02
                                                                FX and           and                        Total           Total
       Country                                       Loans   Derivatives     Contingents     Other(1)    Exposure(2)     Exposure(2)
       -------                                       -----   -----------     -----------     -----       --------        --------
       Hong Kong                                      $0.9         -               -         $0.1           $1.0           $1.1
       Indonesia                                         -         -               -            -            0.1            0.1
       Singapore                                       0.6         -            $0.1          0.1            0.8            0.9
       Korea                                           0.3         -               -            -            0.3            0.3
       Taiwan                                          0.3         -               -          0.1            0.4            0.4
       Japan                                             -         -               -          0.1            0.1            0.1
       Other                                             -         -               -          0.1            0.1            0.2
                                                  --------  --------        --------     --------       --------       --------
           Total Asia/Pacific Region (2)               2.1         -             0.3          0.6            3.0            3.1
                                                  --------  --------        --------     --------       --------       --------
       Chile                                           0.1         -               -            -            0.1            0.2
       Brazil                                          0.2         -               -          0.1            0.3            0.3
       Mexico                                          0.1         -               -            -            0.1            0.1
       Other (3)                                       0.4         -             0.3          0.2            0.9            0.7
                                                  --------  --------        --------     --------       --------       --------
           Total Latin America (2)                     0.9         -             0.3          0.3            1.5            1.4
                                                  --------  --------        --------     --------       --------       --------
       India                                           0.3         -               -          0.3            0.7            0.7
       Pakistan                                        0.1         -               -          0.1            0.2            0.2
       Other                                             -         -               -          0.1            0.2            0.2
                                                  --------  --------        --------     --------       --------       --------
           Total Subcontinent (2)                      0.5         -             0.1          0.5            1.1            1.1
                                                  --------  --------        --------     --------       --------       --------
       Egypt                                           0.1         -               -          0.2            0.2            0.3
       Other                                           0.1         -             0.1            -            0.2            0.2
                                                  --------  --------        --------     --------       --------       --------
           Total Middle East and Africa (2)            0.2         -             0.1          0.2            0.5            0.5
                                                  --------  --------        --------     --------       --------       --------
           Total Europe (2)                            1.6      $0.1             0.4          2.6            4.6            4.8

           Total North America (2)                     0.6       0.1             0.2          1.8            2.6            2.7
                                                  --------  --------        --------     --------       --------       --------
       Total Worldwide (2)                            $5.7      $0.2            $1.4         $6.0          $13.3          $13.6
                                                  ========  ========        ========     ========       ========       ========

        (1)Includes cash, placements and securities.
        (2)Individual items may not add to totals due to rounding.
        (3)Total exposures to Argentina at 3/31/03 were $27MM, which includes loans of $16MM, compared to 12/31/02 exposures of $28MM, including $17MM of loans.

        Note: Includes cross-border and local exposure and does not net local funding or liabilities against any local exposure.

                       AMERICAN EXPRESS COMPANY
                     FIRST QUARTER 2003 OVERVIEW
                        AMERICAN EXPRESS BANK

o Total non-performing loans* were $106MM at 3/03, compared to $119MM at 12/02 and $128MM at 3/02 as AEB continues to wind down its Corporate Banking business. The decreases reflect loan payments and write-offs, partially offset by net downgrades, mostly in Egypt and India.

o Other non-performing assets were $15MM at 3/03 and at 12/02, and $2MM at 3/02.

o AEB's total credit loss reserves at 3/03 of $155MM compared with $158MM at 12/02 and $160MM at 3/02, and are allocated as follows:

     (millions)                                          3/03          12/02            3/02
                                                     ----------    -----------     -----------
     Loans                                                $145           $151            $154
     Other Assets, primarily foreign
       exchange and derivatives                              5              6               5
     Unfunded contingents                                    5              1               1
                                                          ----           ----            ----
         Total                                            $155           $158            $160
                                                          ====           ====            ====


     - Loan loss reserve coverage of non-performing loans* of 136% at 3/03 compared with 127% at 12/02 and 120% at 3/02.

o Management formally reviews the loan portfolio and evaluates credit risk throughout the year. This evaluation takes into consideration the financial condition of the borrowers, fair market value of collateral, status of delinquencies, historical loss experience, industry trends and the impact of current economic conditions. As of March 31, 2003, management considers the loss reserve to be appropriate.



* AEB defines a non-performing loan as any loan (other than certain smaller-balance consumer loans) on which the accrual of interest is discontinued because the contractual payment of principal or interest has become 90 days past due or if, in management's opinion, the borrower is unlikely to meet its contractual obligations.

     For smaller-balance consumer loans related to the Personal Financial Services business, management establishes reserves it believes to be adequate to absorb credit losses in the portfolio. Generally, these loans are written off in full when an impairment is determined or when the loan becomes 120 or 180 days past due, depending on loan type. For this portfolio, 30-day past due rates were 5.0% at 3/03, as compared to 5.4% at 12/02 and 4.5% at 3/02.

             INFORMATION RELATING TO FORWARD LOOKING STATEMENTS

THIS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "OPTIMISTIC," "INTEND," "PLAN," "AIM," "WILL," "SHOULD," "COULD," "LIKELY," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO: THE COMPANY'S ABILITY TO SUCCESSFULLY IMPLEMENT A BUSINESS MODEL THAT ALLOWS FOR SIGNIFICANT EARNINGS GROWTH BASED ON REVENUE GROWTH THAT IS LOWER THAN HISTORICAL LEVELS, INCLUDING THE ABILITY TO IMPROVE ITS OPERATING EXPENSE TO REVENUE RATIO BOTH IN THE SHORT-TERM AND OVER TIME, WHICH WILL DEPEND IN PART ON THE EFFECTIVENESS OF REENGINEERING AND OTHER COST CONTROL INITIATIVES, AS WELL AS FACTORS IMPACTING THE COMPANY'S REVENUES; THE COMPANY'S ABILITY TO GROW ITS BUSINESS AND MEET OR EXCEED ITS RETURN ON EQUITY TARGET BY REINVESTING APPROXIMATELY 35% OF ANNUALLY-GENERATED CAPITAL, AND RETURNING APPROXIMATELY 65% OF SUCH CAPITAL TO SHAREHOLDERS, OVER TIME, WHICH WILL DEPEND ON THE COMPANY'S ABILITY TO MANAGE ITS CAPITAL NEEDS AND THE EFFECT OF BUSINESS MIX, ACQUISITIONS AND RATING AGENCY REQUIREMENTS; THE ABILITY TO INCREASE INVESTMENT SPENDING, WHICH WILL DEPEND IN PART ON THE EQUITY MARKETS AND OTHER FACTORS AFFECTING REVENUES, AND THE ABILITY TO CAPITALIZE ON SUCH INVESTMENTS TO IMPROVE BUSINESS METRICS; MANAGEMENT OF CREDIT RISK RELATED TO CONSUMER DEBT, BUSINESS LOANS, MERCHANT BANKRUPTCIES AND OTHER CREDIT EXPOSURES BOTH IN THE U.S. AND INTERNATIONALLY; THE ACCURACY OF CERTAIN CRITICAL ACCOUNTING ESTIMATES, INCLUDING THE PROVISION FOR CREDIT LOSSES IN THE COMPANY'S OUTSTANDING PORTFOLIO OF LOANS AND RECEIVABLES, THE FAIR VALUE OF THE ASSETS IN THE COMPANY'S INVESTMENT PORTFOLIO (INCLUDING THOSE INVESTMENTS THAT ARE NOT READILY MARKETABLE) AND THE PROVISION FOR THE COST OF MEMBERSHIP REWARDS(R); FLUCTUATION IN THE EQUITY AND FIXED INCOME MARKETS, WHICH CAN AFFECT THE AMOUNT AND TYPES OF INVESTMENT PRODUCTS SOLD BY AEFA, THE MARKET VALUE OF ITS MANAGED ASSETS, MANAGEMENT, DISTRIBUTION AND OTHER FEES RECEIVED BASED ON THE VALUE OF THOSE ASSETS, AEFA'S ABILITY TO RECOVER DAC, AS WELL AS THE TIMING OF SUCH DAC AMORTIZATION, IN CONNECTION WITH THE SALE OF ANNUITY, INSURANCE AND CERTAIN MUTUAL FUND PRODUCTS, AND THE LEVEL OF GUARANTEED MINIMUM DEATH BENEFITS PAID TO CLIENTS; CHANGES IN ASSUMPTIONS RELATING TO DAC, WHICH COULD IMPACT THE AMOUNT OF DAC AMORTIZATION; POTENTIAL DETERIORATION IN AEFA'S HIGH-YIELD AND OTHER INVESTMENTS, WHICH COULD RESULT IN FURTHER LOSSES IN AEFA'S INVESTMENT PORTFOLIO; THE ABILITY OF AEFA TO SELL CERTAIN HIGH-YIELD INVESTMENTS AT EXPECTED VALUES AND WITHIN ANTICIPATED TIMEFRAMES AND TO MAINTAIN ITS HIGH-YIELD PORTFOLIO AT CERTAIN LEVELS IN THE FUTURE; DEVELOPMENTS RELATING TO AEFA'S PLATFORM STRUCTURE FOR FINANCIAL ADVISORS, INCLUDING THE ABILITY TO INCREASE ADVISOR PRODUCTIVITY (INCLUDING ADDING NEW CLIENTS), INCREASE THE GROWTH OF PRODUCTIVE NEW ADVISORS AND CREATE EFFICIENCIES IN THE INFRASTRUCTURE; AEFA'S ABILITY TO ROLL OUT NEW AND ATTRACTIVE PRODUCTS IN A TIMELY MANNER AND EFFECTIVELY MANAGE THE ECONOMICS IN SELLING A GROWING VOLUME OF NON-PROPRIETARY PRODUCTS; THE ABILITY TO IMPROVE INVESTMENT PERFORMANCE IN AEFA'S BUSINESSES, INCLUDING ATTRACTING AND RETAINING HIGH-QUALITY PERSONNEL; THE SUCCESS, TIMELINESS AND FINANCIAL IMPACT, INCLUDING COSTS, COST SAVINGS AND OTHER BENEFITS, OF REENGINEERING INITIATIVES BEING IMPLEMENTED OR CONSIDERED BY THE COMPANY, INCLUDING COST MANAGEMENT, STRUCTURAL AND STRATEGIC MEASURES SUCH AS VENDOR, PROCESS, FACILITIES AND OPERATIONS CONSOLIDATION, OUTSOURCING (INCLUDING, AMONG OTHERS, TECHNOLOGIES OPERATIONS), RELOCATING CERTAIN FUNCTIONS TO LOWER COST OVERSEAS LOCATIONS, MOVING INTERNAL AND EXTERNAL FUNCTIONS TO THE INTERNET TO SAVE COSTS, THE SCALE-BACK OF CORPORATE LENDING IN CERTAIN REGIONS, AND PLANNED STAFF REDUCTIONS RELATING TO CERTAIN OF SUCH REENGINEERING ACTIONS; THE ABILITY TO CONTROL AND MANAGE OPERATING, INFRASTRUCTURE, ADVERTISING AND PROMOTION AND OTHER EXPENSES AS BUSINESS EXPANDS OR CHANGES, INCLUDING BALANCING THE NEED FOR LONGER-TERM INVESTMENT SPENDING; THE IMPACT ON THE COMPANY'S BUSINESSES AND UNCERTAINTY CREATED BY THE SEPTEMBER 11TH TERRORIST ATTACKS, AND THE POTENTIAL NEGATIVE EFFECT ON THE COMPANY'S BUSINESSES AND INFRASTRUCTURE, INCLUDING INFORMATION TECHNOLOGY SYSTEMS, OF TERRORIST ATTACKS OR DISASTERS IN THE FUTURE; THE IMPACT ON THE COMPANY'S BUSINESSES RESULTING FROM THE RECENT WAR IN IRAQ AND ITS AFTERMATH AND OTHER GEOPOLITICAL UNCERTAINTY; THE COMPANY'S ABILITY TO RECOVER UNDER ITS INSURANCE POLICIES FOR LOSSES RESULTING FROM THE SEPTEMBER 11TH TERRORIST ATTACKS; THE OVERALL LEVEL OF CONSUMER CONFIDENCE; CONSUMER AND BUSINESS SPENDING ON THE COMPANY'S TRAVEL RELATED SERVICES PRODUCTS, PARTICULARLY CREDIT AND CHARGE CARDS AND GROWTH IN CARD LENDING BALANCES, WHICH DEPEND IN PART ON THE ABILITY TO ISSUE NEW AND ENHANCED CARD PRODUCTS AND INCREASE REVENUES FROM SUCH PRODUCTS, ATTRACT NEW CARDHOLDERS, CAPTURE A GREATER SHARE OF EXISTING CARDHOLDERS' SPENDING, SUSTAIN PREMIUM DISCOUNT RATES, INCREASE MERCHANT COVERAGE, RETAIN CARDMEMBERS AFTER LOW INTRODUCTORY LENDING RATES HAVE EXPIRED, AND EXPAND THE GLOBAL NETWORK SERVICES BUSINESS; THE IMPACT OF SEVERE ACUTE RESPIRATORY SYNDROME (SARS) ON CONSUMER AND BUSINESS SPENDING ON TRAVEL; THE ABILITY TO EXECUTE THE COMPANY'S GLOBAL CORPORATE SERVICES STRATEGY, INCLUDING GREATER PENETRATION OF MIDDLE MARKET COMPANIES, INCREASING CAPTURE OF NON-T&E SPENDING THROUGH GREATER USE OF THE COMPANY'S PURCHASING CARD AND OTHER MEANS, AND FURTHER GLOBALIZING BUSINESS CAPABILITIES; THE ABILITY TO MANAGE AND EXPAND CARDMEMBER BENEFITS, INCLUDING MEMBERSHIP REWARDS(R), IN A COST EFFECTIVE MANNER; RELATIONSHIPS WITH THIRD-PARTY PROVIDERS OF VARIOUS COMPUTER SYSTEMS AND OTHER SERVICES INTEGRAL TO THE OPERATIONS OF THE COMPANY'S BUSINESSES; THE TRIGGERING OF OBLIGATIONS TO MAKE PAYMENTS TO CERTAIN CO-BRAND PARTNERS, MERCHANTS, VENDORS AND CUSTOMERS UNDER CONTRACTUAL ARRANGEMENTS WITH SUCH PARTIES UNDER CERTAIN CIRCUMSTANCES; SUCCESSFULLY EXPANDING THE COMPANY'S ON-LINE AND OFF-LINE DISTRIBUTION CHANNELS AND CROSS-SELLING FINANCIAL, TRAVEL, CARD AND OTHER PRODUCTS AND SERVICES TO ITS CUSTOMER BASE, BOTH IN THE U.S. AND INTERNATIONALLY; EFFECTIVELY LEVERAGING THE COMPANY'S ASSETS, SUCH AS ITS BRAND, CUSTOMERS AND INTERNATIONAL PRESENCE, IN THE INTERNET ENVIRONMENT; INVESTING IN AND COMPETING AT THE LEADING EDGE OF TECHNOLOGY ACROSS ALL BUSINESSES; A DOWNTURN IN THE COMPANY'S BUSINESSES AND/OR NEGATIVE CHANGES IN THE COMPANY'S AND ITS SUBSIDIARIES' CREDIT RATINGS, WHICH COULD RESULT IN CONTINGENT PAYMENTS UNDER CONTRACTS, DECREASED LIQUIDITY AND HIGHER BORROWING COSTS; INCREASING COMPETITION IN ALL OF THE COMPANY'S MAJOR BUSINESSES; FLUCTUATIONS IN INTEREST RATES, WHICH IMPACT THE COMPANY'S BORROWING COSTS, RETURN ON LENDING PRODUCTS AND SPREADS IN THE INVESTMENT AND INSURANCE BUSINESSES; CREDIT TRENDS AND THE RATE OF BANKRUPTCIES, WHICH CAN AFFECT SPENDING ON CARD PRODUCTS, DEBT PAYMENTS BY INDIVIDUAL AND CORPORATE CUSTOMERS AND BUSINESSES THAT ACCEPT THE COMPANY'S CARD PRODUCTS AND RETURNS ON THE COMPANY'S INVESTMENT PORTFOLIOS; FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES; POLITICAL OR ECONOMIC INSTABILITY IN CERTAIN REGIONS OR COUNTRIES, WHICH COULD AFFECT LENDING AND OTHER COMMERCIAL ACTIVITIES, AMONG OTHER BUSINESSES, OR RESTRICTIONS ON CONVERTIBILITY OF CERTAIN CURRENCIES; CHANGES IN LAWS OR GOVERNMENT REGULATIONS, INCLUDING TAX LAWS AFFECTING THE COMPANY'S BUSINESSES OR THAT MAY AFFECT THE SALES OF THE PRODUCTS AND SERVICES THAT IT OFFERS, AND REGULATORY ACTIVITY IN THE AREAS OF CUSTOMER PRIVACY, CONSUMER PROTECTION, BUSINESS CONTINUITY AND DATA PROTECTION; THE COSTS AND INTEGRATION OF ACQUISITIONS; THE ADOPTION OF RECENTLY ISSUED ACCOUNTING RULES RELATED TO THE CONSOLIDATION OF VARIABLE INTEREST ENTITIES, INCLUDING THOSE INVOLVING COLLATERALIZED DEBT OBLIGATIONS AND SECURED LOAN TRUSTS, MUTUAL FUNDS, HEDGE FUNDS AND LIMITED PARTNERSHIPS THAT THE COMPANY MANAGES AND/OR INVESTS IN, WHICH COULD AFFECT BOTH THE COMPANY'S BALANCE SHEET AND RESULTS OF OPERATIONS; AND OUTCOMES AND COSTS ASSOCIATED WITH LITIGATION AND COMPLIANCE AND REGULATORY MATTERS. A FURTHER DESCRIPTION OF THESE AND OTHER RISKS AND UNCERTAINTIES CAN BE FOUND IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, AND ITS OTHER REPORTS FILED WITH THE SEC.